CONTACT:
Renée Smyth
Chief Experience & Marketing Officer
Camden National Bank
(207) 518-5607 or rsmyth@CamdenNational.bank
September 28, 2022

Camden National Corporation Appoints Rebecca Hatfield to Board of Directors
Bank welcomes distinguished credit risk and housing leader
Camden, Maine, September 28, 2022 – Camden National Corporation (Nasdaq: CAC), parent company of Camden National Bank, today announced the appointment of Rebecca Hatfield as a director, effective December 31, 2022. She has also been appointed to the board’s Capital Committee and Camden National Bank’s Board of Directors.
“We are extremely pleased to welcome Rebecca as a new independent director to our board,” said Larry Sterrs, chair of Camden National Corporation’s Board of Directors. “Rebecca’s deep knowledge of risk management, including underwriting and portfolio management will bring invaluable perspective which will enrich and strengthen the board. Her professional experience leading Avesta Housing will provide additional insight into the needs of the customers and communities the Bank serves.”
As president and chief executive officer of Avesta Housing, Hatfield oversees over 100 properties located in Maine and New Hampshire. Avesta Housing provides safe, affordable homes and support services for 5,000 people. Prior to joining Avesta, Hatfield was a senior vice president at Citigroup, working in various roles within the private, commercial and corporate banks. In addition to her nonprofit leadership, real estate development, and property management experience, she has over 15 years of experience in finance, with a focus on deal structuring, underwriting, risk analysis, portfolio management, and relationship management. Hatfield’s previous employment also includes five years as a software and network management engineer, serving as project manager and lead developer.
“Rebecca is highly respected, both in our local business community and across the broad array of industries she has served,” said Greg Dufour, president and chief executive officer of Camden National Corporation. “Rebecca’s experience will help advance and expand our corporate strategy while enhancing shareholder value. We look forward to her contributions.”
Hatfield, 44, was named a 2021 Mainebiz Women to Watch and is actively involved in the community beyond her role at Avesta. She currently serves on the board of Genesis Community Loan Fund and Gulf of Maine

Research Institute. She earned her master’s degree in business administration from the UCLA Anderson School of Management and her Bachelor of Science degree in computer and information science from the University of Maryland U.C.
About Camden National Bank
Camden National Corporation (NASDAQ: CAC) is the largest publicly traded bank holding company in Northern New England with $5.5 billion in assets and approximately 600 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, Maine. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 58 banking centers, 24/7 live phone support, 68 ATMs, and additional lending offices in New Hampshire and Massachusetts. For the past three years, Camden National Bank was named a Customer Experience (CX) Leader by independent research firm, Greenwich Associates. In 2021, it received awards in two CX categories: U.S. Retail Banking and U.S. Commercial Small Business and the bank was included in the list of Best Places to Work in Maine for the second year. Member FDIC. Equal Housing Lender.
Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.bank.